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                                                                    EXHIBIT 10.1

                SETTLEMENT, RELEASE AND STOCK PURCHASE AGREEMENT

         THIS SETTLEMENT, RELEASE AND STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 18, 2001, by and among PerkinElmer, Inc., a Massachusetts corporation, ("Shareholder") and Genomic Solutions Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

         A. Shareholder owns 1,269,841 shares of the Corporation's issued and outstanding common stock, which shares represent 100% of the issued and outstanding common stock of the Corporation.

         B. Shareholder and the Corporation are parties to that certain Investment Agreement dated December 14, 1999, as amended on April 20, 2000 (the "Investment Agreement"), setting forth, among other things, the agreement of the parties thereto with respect to the call (the "Call"), as that term is defined in the Corporation's Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation").

         C. Shareholder and the Corporation are parties to that certain Governance Agreement dated May 10, 2000 (the "Governance Agreement"), setting forth, among other things, the agreement of the parties with respect to certain actions to be taken upon exercise of the Call.

         D. Shareholder and the Corporation are parties to that certain Sales, Marketing and Distribution Agreement dated December 14, 1999 (the "Sales Agreement") pursuant to which the Corporation granted Shareholder certain rights to sell, market, distribute, and provide field service for, the Corporation's products and services.

         E. Shareholder has asserted claims against the Corporation and each of its directors in the lawsuit captioned Civil Action No. 18671 filed in the Court of Chancery in the State of Delaware on February 12, 2001 (the "Lawsuit").

         F. Shareholder desires to sell and transfer to Corporation 873,016 shares (the "Shares") of its Corporation common stock and the Corporation desires to purchase the Shares, in accordance with the terms and subject to the conditions of this Agreement.

         G. Simultaneously with the execution and delivery of this Agreement, Shareholder and Corporation are entering into that certain First Amendment to Sales, Marketing and Distribution Agreement (the "First Amendment") providing for certain modifications and amendments to the Sales Agreement.

         H. By this Agreement, Shareholder and the Corporation intend to, and do, fully resolve, settle, and compromise the Lawsuit and any and all claims, suits, actions or demands that Shareholder may have against the Corporation or any of the members of the Board of




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Directors of the Corporation and that the
Corporation may have against Shareholder as of the date of this Agreement.

         I. Simultaneously with the execution and delivery of this Agreement, Shareholder and the members of the Board of Directors of the Corporation are entering into a mutual release to resolve, settle, and compromise the Lawsuit and any and all claims, suits, actions or demands that Shareholder may have against the members of the Board of Directors of the Corporation and that the members of the Board of Directors of the Corporation may have against Shareholder as of the date of this Agreement.


                            COVENANTS AND AGREEMENTS

         NOW, THEREFORE, in reliance on the respective representations and warranties set forth below and for and in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Shareholder and the Corporation agree as follows:

1. SALE AND PURCHASE OF SHARES. Simultaneously with execution of this Agreement and upon the terms and subject to the conditions set forth in this Agreement, Shareholder agrees to sell, assign and transfer the Shares to the Corporation and the Corporation agrees to purchase the Shares from Seller, free and clear of any and all liens, pledges, legal and equitable encumbrances, charges, security interests, limitations, restrictions, agreements, options to purchase or claims of any kind whatsoever, other than restrictions imposed by applicable federal and state securities laws (collectively, the "Liens").

2. DETERMINATION OF PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Shares is Five Million Five Hundred Thousand and no/100 ($5,500,000.00) Dollars.

3.       PURCHASE OF THE SHARES.

         (a) Simultaneously with the execution and delivery of this Agreement, and subject to the condition that all the consideration referred to in paragraph (b) below shall be received by Shareholder on the date of this Agreement, (1) Shareholder hereby sells, assigns and transfers all of Shareholder's right, title and interest in and to the Shares to the Corporation, (2) and the Corporation hereby purchases the Shares from Shareholder, for the Purchase Price.

         (b) Simultaneously with execution and delivery of this Agreement, the Corporation is paying the Purchase Price by wire transfer of immediately available funds in an amount equal to $4,224,919.68 which represents the payment of $5,500,000 for the Purchase Price for the Shares, reduced by credited amounts of:

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                            (i)     $**** for the grant of exclusive
                                    distribution rights in the United Kingdom to be paid by Shareholder to Corporation in accordance with the First Amendment; and

                            (ii) $**** , representing the outstanding balance amount owed to the Corporation by Shareholder under the Sales Agreement as of March 31, 2001. The parties agree to work together to reconcile and finally determine the outstanding balance owed to the Corporation by Shareholder within three (3) business days from the date of this Agreement. Any additional amounts to be paid by Corporation to Shareholder or Shareholder to Corporation, as the case may be, shall be paid within twenty-four hours of such final determination by wire transfer to such account as the receiving party shall so direct.

         (c) The Shares represent more than 50% of the shares of common stock held by Shareholder as of May 10, 2000, the effective date of the Corporation's Certificate of Incorporation. The Corporation and Shareholder acknowledge and agree that, pursuant to the Corporation's Certificate of Incorporation and the Investment Agreement, upon the sale of more than 50% of the shares of common stock held by Shareholder as of May 10, 2000, the Call Period, as that term is defined in the Certificate of Incorporation (the "Call Period") will terminate. The Corporation and Shareholder acknowledge and agree that as a result of the sale under this Agreement, which sale constitutes more that 50% of the shares held by Shareholder as of May 10, 2000, the Call Period terminates. Pursuant to the terms of the Corporation's Certificate of Incorporation, each outstanding share of the Corporation's callable common stock shall automatically be converted into one share of the Corporation's common stock such that there shall be only one class of stock of the Corporation issued and outstanding, of which Shareholder will own 396,825 shares (the "Remaining Shares").

4.       RESTRICTIONS ON SHAREHOLDER'S REMAINING SHARES.

         (a) Shareholder agrees that it will not sell, transfer, assign or otherwise dispose of ("Transfer") any of the Remaining Shares prior to the 90th day after the date of this Agreement, provided however, that Shareholder may transfer or assign some or all of the Remaining Shares at any time to an affiliate of Shareholder or all of the Remaining Shares to Shareholder's successor in interest.

         (b) Subject to the limitation in paragraph 4(a) above, in the event that Shareholder desires to Transfer any or all of the Remaining Shares other than to an affiliate of Shareholder or Shareholder's successor in interest, Shareholder shall give written notice to the Corporation of the proposed Transfer, specifying the number of shares proposed to be transferred and the minimum price and terms at which the Transfer will be effected. The Corporation shall have a period of five (5) business

     ****Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested for the omitted portion.

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                  days (the "Five Day Period") to work with its market makers to assist in effecting an orderly sale of such shares at a price and on terms greater than or equal to the minimum price and terms specified by Shareholder. If the number of shares proposed to be transferred by Shareholder are not completely sold through the efforts of the Corporation's market makers on or before expiration of the Five Day Period, Shareholder may continue to sell the unsold portion of the shares proposed to be transferred in the notice at or above the price and terms set forth in its notice or as modified during the Five Day Period; provided however, that the requirement to provide the Corporation with notice and an opportunity to assist in an orderly sale shall again apply if Shareholder proposes to sell shares on terms less favorable to Shareholder than the price and terms set forth in the notice, as the same may have been modified during the Five Day Period.

         (c) Notwithstanding anything herein to the contrary, any Transfer pursuant to a registration statement prepared in compliance with and declared effective under the Securities Act of 1933, as amended, shall not be subject to the provisions of Section 4(a) or 4(b) of this Agreement.

         (d) The certificate or certificates for the Remaining Shares shall bear a legend indicating that the Remaining Shares are restricted by the terms of this Section 4; provided, however, that if Shareholder effects a Transfer in accordance with the provisions of this Section 4 to an individual or entity other than an affiliate of Shareholder or Shareholder's successor in interest, the certificate evidencing such shares shall not bear a restrictive legend indicating that such shares are restricted by the terms of this Section 4.

5. SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. Shareholder covenants, represents and warrants to the Corporation as follows:

         (a) As of the date of this Agreement, Shareholder has valid and marketable title to the Shares, and owns them free and clear of any Liens;

         (b) Sale, transfer and delivery of the Shares to the Corporation in accordance with this Agreement will vest title to all of the Shares in the Corporation, free and clear of any Liens;

         (c) Shareholder acknowledges and agrees that this sale, transfer and purchase of the Shares terminates Shareholder's right to cause the Corporation to redeem its callable common stock;

         (d) Shareholder has full legal right, power and authority to enter into this Agreement and to sell the Shares to the Corporation in accordance with the terms and conditions of this Agreement;



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         (e)      This Agreement has been duly executed and delivered by
                  Shareholder and is a valid and binding obligation of Shareholder enforceable in accordance with its terms, and

         (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the articles of organization or bylaws of Shareholder, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Shareholder; or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Shareholder.

6. CORPORATION'S REPRESENTATIONS AND WARRANTIES. The Corporation covenants, represents and warrants to Shareholder as follows:

         (a) The Corporation has full legal right, power and authority to enter into this Agreement and buy the Shares in accordance with the terms and conditions of this Agreement;

         (b) This Agreement has been duly executed and delivered by the Corporation and is a valid and binding obligation of the Corporation enforceable in accordance with its terms;

         (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Certificate of Incorporation or bylaws of the Corporation, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Corporation; or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Corporation; and

         (d) The Chief Financial Officer and Treasurer of the Corporation has determined that, immediately after the purchase of the Shares, the Corporation will have assets sufficient to pay off its debts as they become due in the usual course of business and the Corporation's total assets will not be less than its total liabilities.

7. TERMINATION AND CONTINUATION OF EXISTING AGREEMENTS. Except as provided below, any and all agreements between Shareholder and Corporation, including but not limited to, the Investment Agreement, as amended, and the Governance Agreement shall be deemed terminated, null and void and of no further force or effect, provided, however that the following agreements and clauses remain in full force and effect:

         (a)      The Mutual Confidentiality Agreement dated December 14, 1999;


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         (b)      The Confidentiality Agreement dated December 7, 2000;

         (c) Section 2 of that Amended and Restated Shareholders Agreement, dated as of January 25, 2000, to which Shareholder, the Corporation and certain other holders of the Corporation's stock are parties to, which section grants certain registration rights to Shareholder; and

         (d) The Sales Agreement shall continue in effect as amended by the First Amendment to be signed and delivered contemporaneously with this Agreement.

8.       RELEASES.

         (a) Shareholder and its successors, assigns and legal representatives, hereby waive, release, discharge, settle and acquit the Corporation and its shareholders, officers, directors, employees and agents (collectively, and together with the Corporation, the "Corporation Affiliated Parties") from any debts, claims, demands, causes of action, controversies, promises, agreements or obligations of any kind, type or description whatsoever, including the Lawsuit, which Shareholder has had, now has or may in the future have as to the Corporation Affiliated Parties as the result of each, any or all claims of any kind, type or nature whatsoever, liquidated or unliquidated, mature or not matured, known, unknown or unknowable which Shareholder has had, now has or may in the future have against the Corporation Affiliated Parties as a result of or relating directly or indirectly to any matter, act, omission, transaction or occurrence occurring on or prior to the date of this Agreement.

         (b) The Corporation and its successors, assigns and legal representatives, does hereby waive, release, discharge, settle and acquit Shareholder and its shareholders, officers, directors, employees and agents (collectively, and together with Shareholder, the "Shareholder Affiliated Parties") from any debts, claims, demands, causes of action, controversies, promises, agreements or obligations of any kind, type or description whatsoever, which the Corporation has had, now has or may in the future have as to the Shareholder Affiliated Parties as the result of each, any or all claims of any kind, type or nature whatsoever, liquidated or unliquidated, mature or not matured, known, unknown or unknowable which the Corporation has had, now has or may in the future have against Shareholder as a result of or relating directly or indirectly to any matter, act, omission, transaction or occurrence occurring on or prior to the date of this Agreement.

         (c) It is the intent of Shareholder and the Corporation to make a general release in favor of each other, except for the enforcement of this Agreement and for those agreements referenced in Section 7(a)-(d) of this Agreement. Nothing contained herein shall be deemed to limit the generality of the releases contained herein. It is expressly understood and agreed to that it is the intent of the Corporation and Shareholder to enter into a full, complete and mutual release.



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9.       MISCELLANEOUS PROVISIONS.

         (a) The rights and remedies provided for in this Agreement to ensure compliance with the terms and conditions of this Agreement shall be cumulative, and shall be in addition to all rights and remedies otherwise available to the parties to ensure compliance with the terms and conditions of this Agreement, whether such rights and remedies are provided for under this Agreement, any other agreement or applicable law.

         (b) Any notice, demand, request or other communication which is permitted, required or desired to be given in connection with this Agreement must be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) two (2) business days after being deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, (iii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iv) when faxed to the parties, with a hard copy to follow in the manner contemplated in clauses (i), (ii) or (iii) above, in each case to the parties at the following addresses or fax numbers (or at such other address or fax number as shall be given in writing to the parties to this Agreement or their permitted successors or assigns):

                           If to the Corporation:

                           Genomic Solutions Inc.
                           4355 Varsity Drive
                           Ann Arbor, MI 48108
                           Fax: (734) 975-4808
                           Attention: Jeffrey Williams

                           With a copy to:

                           Jaffe, Raitt, Heuer & Weiss, P.C.
                           One Woodward Avenue, Suite 2400
                           Detroit, MI  48226-3412
                           Fax:  (313) 961-8358
                           Attention:  Peter Sugar, Esq.

                           If to Shareholder:

                           PerkinElmer, Inc.
                           45 William Street
                           Wellesley, MA  02481
                           Fax:  (781) 431-4115
                           Attention: Terrance Carlson



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                           With a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, MA  02109
                           Fax:  (617) 526-5000
                           Attention: Kenneth Hoxsie, Esq.


         (c) No waiver of any breach of any agreement or provision in this Agreement shall be deemed a waiver of any preceding or succeeding breach of this Agreement or of any other agreement or provision contained in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act.


         (d) This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, representatives, successors and permitted assigns.

         (e) If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

         (g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and
                  (iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         (h) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

         (i) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same



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                  instrument. Copies (photostatic, facsimile or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

         (j) The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

         (k) Each party to this Agreement shall be responsible for any expenses incurred by it in connection with the negotiation and performance of this Agreement, including legal and accounting fees.

         (l) Shareholder shall promptly execute and file with the Chancery Court all necessary documents to dismiss the Lawsuit with prejudice and without costs to either Shareholder or the Corporation.

         (m) The Corporation hereby covenants to use its best efforts to register and qualify the Corporation's common stock for listing on the Nasdaq National Market and to use its best efforts to prepare and file a registration statement or an amendment to the Corporation's existing registration statement under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), to register the Corporation's common stock under the 1934 Act.

         (n) Any press releases relating to this Agreement and the dismissal of the Lawsuit shall not be issued without the prior written approval of Shareholder and the Corporation, which approval shall not be unreasonably withheld, provided, however, that the parties may issue such a press release to the extent that the parties' legal counsel determines that it is required by law or legal process, including, without limitation, as required by the U.S. securities laws and the rules and regulations promulgated thereunder.



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         IN WITNESS WHEREOF, the parties have executed this Settlement, Release and Stock Purchase Agreement as of the date first written above.


                           PERKINELMER, INC.

                           By:               Terrance Carlson
                                    ---------------------------------------

                           Its:              Senior Vice President
                                    ---------------------------------------


                           GENOMIC SOLUTIONS INC.

                           By:               Jeffrey S. Williams
                                    ---------------------------------------

                           Its:     President and Chief Executive Officer
                                    ---------------------------------------







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